Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

PMGC Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share(1)	457(o)	—	(3)	—	(4)	—	—	—
	Equity	Preferred Stock, $0.0001 pare value per share(2)
	Other	Warrants(5)	457(o)	—	(3)	—	(4)	—	—	—
	Other	Units(6)	457(o)	—	(3)	—	(4)	—	—	—
	Other	Rights(7)	457(o)	—	(3)	—	(4)	—	—	—
	Debt	Debt Securities(8)	457(o)	—	(3)	—	(4)	—	—	—
	Unallocated (Universal) Shelf	(1)	457(o)	$100,000,000	(1)	$—	(2)	$100,000,000	$0.0001531	$15,310

Total				$100,000,000		$—		$100,000,000	0.0001531	$15,310

(1)	Including such indeterminate amount of common stock as may be issued from time to time at indeterminate prices or upon conversion of debt securities or preferred stock registered hereby or upon exercise of warrants or rights or if applicable, units, registered hereby, as the case may be. In the event of a stock split, stock dividend or recapitalization involving the common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	With regard to the securities to be offered pursuant to the base prospectus and any accompanying prospectus supplement, the table lists each class of securities being registered and the aggregate proceeds to be raised in the offering does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security. Any securities registered hereunder for that offering may be sold separately or together in combination with other securities registered hereunder for that offering. Any securities thereto registered hereunder may be sold separately or as units with any other securities thereto registered hereunder. In no event will the aggregate offering price of all securities thereto issued from time to time in that offering pursuant to the registration statement of which this Exhibit 107 is a part, exceed $100,000,000, inclusive of any exercise price thereof. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder also include such indeterminate number of securities as may be issued from time to time with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Including such indeterminate amount of preferred stock that may be issued from time to time at indeterminate prices or upon conversion of debt securities registered hereby or upon exercise of warrants, rights or units registered hereby, as the case may be.

(4)	The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the applicable securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3 under the Securities Act.

(5)	Warrants may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, debt securities, rights or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(6)	Because the units will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(7)	Rights may be sold separately or together with any of the securities registered hereby and may be exercisable for shares of common stock, preferred stock, debt securities, warrants or units registered hereby. Because the rights will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(8)	Including such indeterminate principal amount of debt securities as may be issued from time to time at indeterminate prices or upon exercise of warrants or rights registered hereby, as the case may be.